Exhibit 10 – 46
EMPLOYMENT AGREEMENT
          AGREEMENT, dated [     ], 2008 by and between Delphi Corporation, a Delaware corporation (the “Company”), and Rodney O’Neal (the “Executive”).
          WHEREAS, the Company considers it to be in the best interests of its stockholders to continue the employment of the Executive;
          WHEREAS, the Company wishes to secure the employment of the Executive pursuant to the terms and conditions set forth in this Agreement and the Executive desires to be employed by the Company pursuant to the terms and conditions of this Agreement;
          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive agree as follows:
          1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.
          2. Term. The Executive’s employment with the Company pursuant to this Agreement will commence upon the consummation of the Company’s Plan of Reorganization (the “Plan of Reorganization”) under Chapter 11 of the United States Bankruptcy Code (the “Effective Date”) and will end on December 31, 2010, unless earlier terminated as provided herein. Notwithstanding the foregoing, commencing on January 1, 2011 and each January 1 thereafter (each, an “Extension Effective Date”), the term of this Agreement shall be extended, without further action by the Company or the Executive, for successive periods of twelve months each, unless either party shall have given 120 days advance written notice to the other party, in the manner set forth in Section 14 below, prior to the Extension Effective Date in question, that the term of this Agreement that is in effect at the time such written notice is given is not to be extended or further extended, as the case may be (the period during which this Agreement is effective being referred to as the “Term”).
          3. Position and Duties. During the Term, the Executive shall serve as Chief Executive Officer and President of the Company and shall be nominated for re-election to the Board of Directors of the Company (the “Board”). During the Term, the Executive shall be the senior most executive officer of the Company (provided that the appointment of a separate Executive Chairman of the Company shall not be a violation of this provision), reporting directly to the Board and/or any Executive Chairman of the Board, with the duties, responsibilities, authority and obligations customarily assigned to the individual serving in such position. The Executive agrees to devote all of his working time and efforts to the performance of his duties for the Company, provided, however, that Executive may engage in managing his personal investments, acting or continuing to act as a member of civic or charitable boards or being involved in educational, civic and charitable activities, or acting or continuing to act as a member of the corporate or advisory boards identified by you in writing prior to the Effective Date, in each case to the extent that such activities do not violate Executive’s obligations under Section 12 hereof or interfere with the services to be rendered by Executive hereunder.
          4. Place of Performance. In connection with the Executive’s employment by the Company, the Executive shall be based at the Company’s World Headquarters in Troy, Michigan, except for travel necessary in connection with the requirements of the Executive’s position; provided, however, that in connection with the relocation of the Company’s World Headquarters, the Executive’s place of performance may be changed to the new location of the World Headquarters.
          5. Compensation and Related Matters.
               (a) Base Salary. As compensation for the performance by the Executive of his or her obligations hereunder, during the Term, the Company shall pay the Executive a base salary at an annual rate equal to One Million Five Hundred Thousand Dollars ($1,500,000). Base salary shall be payable in accordance with the Company’s customary payroll practices for executives, as in effect from time to time. The Board shall conduct an annual review of the base salary and may increase such base salary in its discretion. Once increased, base salary shall not thereafter be decreased, except pursuant to across-the-board salary reductions similarly affecting other Company executives and then only to the extent such reductions do not cause the base salary to fall below One Million Three Hundred Thousand Dollars ($1,300,000). The term “Base Salary” shall refer to the annual base salary as in effect from time to time. For purposes of this Agreement, “similarly situated executives” shall mean the Company’s senior executive officers.
               (b) Annual Incentive Compensation. During the Term, the Executive shall be eligible to participate, at a level comparable to similarly situated executives of the Company, in such discretionary annual (or such shorter period) incentive compensation plans as may be authorized from time to time by the Board; which plans shall provide an opportunity to earn an annual incentive, at target (the “Target Performance Payment”), of not less than 125% of the Base Salary as in effect at the beginning of such annual period.
               (c) Long-Term Incentive Compensation. During the Term, the Executive shall be eligible, commencing in 2009, to participate at a level comparable to similarly situated executives of the Company, but reflective of Executive’s position, in such long-term compensation arrangements as may be authorized from time to time by the Board; which long term compensation arrangements shall provide for grants at an annual rate of not less than 445% of the Base Salary as in effect at the beginning of such annual period. One-half of the value of such annual grants shall be made in the form of stock options or stock appreciation rights and one-half of the value in the form of restricted stock or restricted stock units, and the exercise or vesting of one-half of the value of such annual grants shall be based on time, and the exercise or vesting of one-half of the value of such annual grants shall be based on performance.
               (d) Expenses. The Company shall promptly reimburse the Executive for all reasonable business expenses incurred during the Term by the Executive in performing his or her duties hereunder provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. The Company shall pay the Executive’s reasonable attorneys’ fees and expenses incurred in connection with the preparation and negotiation of this Agreement (upon the Company’s receipt of documentation therefore).
               (e) Other Benefits. During the Term, the Executive shall be entitled to participate in all of the employee benefit plans and arrangements made available by the Company to its similarly situated executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Without limiting the generality of the foregoing and notwithstanding anything in Section 9, below, to the contrary, during the Term and thereafter the Executive shall be entitled to participate in (1) the Company’s frozen defined benefit Supplemental Executive Retirement Program (the “DB SERP”) in accordance with its terms as in effect on the date hereof, without regard to any amendment or termination of the DB SERP after the date hereof and (2) the Company’s defined contribution Supplemental Executive Retirement Program (the “DC SERP”) in accordance with its terms as in effect from time to time.
               (f) Emergence Awards. On or promptly after the Effective Date, the Company will pay Executive a lump sum cash emergence performance payment of $1,011,621 million and award to Executive long-term incentive compensation opportunities with a value of $10 million. Such long-term incentive opportunities shall be made in restricted stock or restricted stock units, with a value of $5 million (based on the Plan Equity Value (as defined in the Plan of Reorganization)) and in stock options with an exercise price equal to the Plan Equity Value per share and a total value of $5 million (based on an assumed value of one option equivalent to 0.40 shares of common stock at Plan Equity Value per share). The vesting, valuation and other terms of such awards shall be on the same basis as the emergence awards made to similarly situated executives. Such awards shall be subject to approval by the Board of Directors (or the Compensation Committee thereof) of the Debtor in Possession and subject to the provisions of the Plan of Reorganization.
          6. Offices. The Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company or any parent or subsidiaries of the Company, as a member of any committees of the board of directors of any such entity, and in one or more executive positions of any of the Company’s subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided to any other director of the Company or any of its subsidiaries, or any such executive position, as the case may be.

          7. Termination. The Executive’s employment hereunder may be terminated as follows:
               (a) Death. The Executive’s employment hereunder shall terminate upon his death.
               (b) Cause. The Company may terminate the Executive’s employment hereunder for Cause. The occurrence of any of the following, as reasonably determined by the Company, shall be a reason for Cause, provided that, if the Company determines that the circumstances constituting Cause are curable, then such circumstances shall not constitute Cause unless and until the Executive has been informed by the Company of the existence of Cause and given an opportunity of ten business days to cure, and such Cause remains uncured at the end of such ten-day period:
                    (i) willful misconduct or gross negligence by the Executive in the performance of his duties hereunder, including insubordination;
                    (ii) the Executive’s commission of any felony or the Executive’s commission of any misdemeanor involving moral turpitude (including entry of a guilty or nolo contendere plea);
                    (iii) the Executive’s commission of any act involving dishonesty that results in financial, reputational or other harm, monetary or otherwise, to the Company or its affiliates and subsidiaries, including but not limited to an act constituting misappropriation or embezzlement of the property of the Company or its parent, affiliates or subsidiaries, as determined in good faith by the Board; or
                    (iv) any material breach by the Executive of this Agreement.
               (c) Good Reason. The Executive may terminate his employment hereunder for “Good Reason” upon the occurrence, without the written consent of the Executive, of an event constituting a material breach of this Agreement (including a failure of a successor to assume this Agreement in accordance with Section 13 hereof) by the Company that has not been fully cured within ten (10) business days after written notice thereof has been given by the Executive to the Company setting forth in sufficient detail the conduct or activities the Executive believes constitute grounds for Good Reason, including but not limited to:
(1)	a material demotion or diminution in the Executive’s title, responsibility or authority, or the assignment to the Executive of any duties materially inconsistent with the Executive’s position (including titles and relationships), authority, duties or responsibilities, in each case as contemplated by Section 3 hereof, or any other action by the Company which results in substantial adverse alteration in such position, authority, duties, or responsibilities, or the failure to elect or to re-elect the Executive to the Board, or the removal of the Executive from the Board; provided, however, that the Company’s ceasing to be a publicly-held corporation shall not constitute Good Reason within the meaning of this Section 7(c)(1);
(2)	a material reduction by the Company in the Executive’s Base Salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all executives of the Company described in Section 5(a);

(3)	a material reduction in the Executive’s incentive compensation opportunity or benefits, except for, in each case, across-the-board reductions based upon market rates as reasonably determined by the Board which reductions affect all similarly situated executives of the Company;

(4)	the relocation of the Executive’s principal place of employment to a location more than 25 miles from the Executive’s principal place of employment set forth in Section 4 hereof or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for (i) required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations or (ii) the relocation of the Company’s World Headquarters as described in Section 4 hereof; or

(5)	the failure by the Company to pay to the Executive any portion of the Executive’s current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due.
The foregoing to the contrary notwithstanding, Executive acknowledges that certain actions may be taken to reconfigure, discontinue or reduce the size of the Delphi Strategy Board (or any similar or successor designation of Company senior executive officers) after the Effective Date and that such actions shall not, in the absence of additional circumstances described in clause (1), constitute Good Reason.

               (d) Without Cause by the Company; Without Good Reason by the Executive. The Company may terminate the Executive’s employment hereunder at any time without Cause in accordance with Section 8. The Executive may terminate the Executive’s employment voluntarily for any reason or no reason at any time in accordance with Section 8.
          8. Termination Procedure.
               (a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to Section 7(a)) shall be communicated by a written notice (“Notice of Termination”) to the other party hereto in accordance with Section 14.
               (b) Date of Termination. The “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Executive’s death, the date of his death, (ii) if the Executive’s employment is terminated by the Company for Cause, the date specified in the Notice of Termination and (iii) if the Executive’s employment is terminated under any circumstances other than those described in clause (i) or (ii) immediately preceding, the date specified in the Notice of Termination (which shall not be less than sixty (60) days, nor more than ninety (90) days, respectively, from the date such Notice of Termination is given.
               (c) Resignation from Board. Upon termination of his employment with the Company under any circumstances, the Executive shall resign from the Board.
          9. Compensation upon Termination.
               (a) Death. If the Executive’s employment is terminated by reason of the Executive’s death, the Company shall have no further obligations to the Executive under this Agreement and the Executive’s benefits shall be determined under the Company’s retirement, insurance and other benefit and compensation plans or programs then in effect in accordance with the terms of such plans and programs.
               (b) By Company without Cause or by the Executive for Good Reason. If during the Employment Period the Executive’s employment is terminated by the Company other than for Cause or by the Executive for Good Reason, the Company shall:
                    (i) continue to pay and otherwise provide to the Executive, during any notice period (in accordance with Section 8), all compensation, base salary and previously earned but unpaid incentive compensation (e.g., pro-rata) if any, and shall continue to allow the Executive to participate in any benefit plans in accordance with the terms of such plans;

                    (ii) pay to the Executive any accrued unused vacation pay;
                    (iii) pay to the Executive, in lieu of benefits under any severance plan or policy of the Company, an amount equal to 1.5 multiplied by the sum of (A) the Executive’s highest Base Salary in effect during the one (1) year period ending as of the Date of Termination plus (B) the Executive’s annual Target Performance Payment as required to be in effect pursuant to Section 5(b) for the year in which the Date of Termination occurs (determined without regard to any reduction in Base Salary which occurred during the one (1) year period ending as of the Date of Termination and annualized in the event the performance payment plan in which the Executive then participates is based on a period less than one (1) year). Such amount shall be paid in a lump sum within seven (7) business days of the Date of Termination;
                    (iv) pay to the Executive a lump sum amount, in cash, equal to the excess, if any, of the Executive’s total account balance in the DC Pension Plan (as defined below) over the portion of the Executive’s account balance in the DC Pension Plan that is vested as of the Date of Termination. For purposes of this section, “DC Pension Plan” shall mean any tax-qualified, supplemental or excess defined contribution plan maintained by the Company and any other defined contribution plan or agreement entered into between the Executive and the Company which is designed to provide the Executive with supplemental retirement benefits; and
                    (v) (i) accelerate the vesting and cause the restrictions to lapse on all unvested or restricted time-based equity or equity-based awards held by the Executive as of the Date of Termination and permit each time-vested stock option to acquire common stock of the Company and each time-vested stock appreciation right held by the Executive as of the Date of Termination to remain exercisable for a period of one year following the Date of Termination (but in no event beyond the remainder of its term), and (ii) any unvested performance-based equity or equity-based awards held by Executive as of the Date of Termination (and scheduled for performance measurement within the same performance year in which the Date of Termination occurs) shall remain outstanding and shall become vested and restrictions shall lapse pursuant to the terms and conditions thereof as if Executive’s employment continued through the end of the performance year in which the Date of Termination occurs. Each vested performance-based stock option and stock appreciation right held by Executive as of the Date of Termination shall remain exercisable for a period of one year following the Date of Termination and each performance-based stock option and stock appreciation right that becomes vested under clause (ii) above shall remain exercisable for a period from the date such option or stock appreciation right vests until the later of (x) thirty (30) days following notice to the Executive of such vesting, or (y) one (1) year following the Date of Termination (but, in each case, in no event beyond the remainder of its term).

          All amounts payable under this Section 9(b) shall be paid (in the case of subsections (ii) and (iv)) or commence to be paid (in the case of subsections (i) and (iii)), as applicable, as soon as practicable following the Executive’s termination of employment; provided that if the period during which the Executive is legally entitled to consider the terms of the release required under Section 11 hereof expires in the calendar year following the calendar year in which such termination of employment occurs (whether or not the Executive waives some or all of such period), then the amounts payable under this Section 9(b) shall be paid or commence to be paid on the later of January 2 of such later year or the date on which such amounts would otherwise have been paid under this agreement without regard to this sentence. Notwithstanding the foregoing, payment of all amounts payable under this Section 9(b) shall be delayed, if necessary, until the Executive has incurred a separation from service under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
               (c) By Company for Cause or by the Executive other than for Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive other than for Good Reason, the Company shall pay the Executive his Base Salary (at the rate in effect at the time Notice of Termination is given) through the Date of Termination, and the Company shall have no additional obligations to the Executive under this Agreement except as set forth in Section 9(d).
               (d) Compensation Upon any Termination. Following any termination of the Executive’s employment, the Company shall pay the Executive all amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or benefit plan or program of the Company, at the time such payments are due in accordance with the terms of such plans or programs.
               (e) Return of Company Property. The Executive agrees that following the termination of the Executive’s employment for any reason, or at any time prior to the Executive’s termination upon the request of the Company, he or she shall return all property of the Company, its parent, subsidiaries, affiliates and any divisions thereof, which is then in or thereafter comes into his possession, including, but not limited to, any Confidential Information (as defined below) or Intellectual Property (as defined below), or any other documents, contracts, agreements, plans, photographs, projections, books, notes, records, electronically stored data and all copies, excerpts or summaries of the foregoing, as well as any automobile or other materials or equipment supplied by the Company, its parent, subsidiaries, affiliates and any divisions thereof to the Executive, if any.
               (f) Forfeiture of Benefits; Requirement for a Release. Notwithstanding the foregoing, the Company’s obligations to pay or provide any benefits, other than as required by Section 9(d), shall (1) cease as of the date the Executive breaches any of the provisions of Section 12, and (2) be conditioned on the Executive signing a general release of claims in favor of the Company and its affiliates, which is satisfactory to the Company, and the expiration of any revocation period provided for in such release; provided that such release shall not require Executive to release any rights under Section 9(b) of this Agreement or any of the plans, programs and arrangements referred to herein or in which Executive participates, including but not limited to, rights to indemnification or advancement of expenses. In addition, in the event the Executive breaches any of the provisions of Section 12 herein, the Executive shall repay the Company any amounts previously paid to the Executive under Section 9(b)(iii) and (iv) as of the date the Executive breaches any of the provisions of Section 12 (reduced by an amount equal to the total such payments divided by eighteen (18), which the Executive acknowledges is adequate consideration for the general release provided pursuant to the immediately preceding sentence) multiplied by a fraction, the numerator being the number of days remaining in the Restriction Period (as defined in Section 12(c)(ii)) from the date of breach and the denominator being the number of days in the Restriction Period. Such repayment shall be made within ten (10) days of notice from the Company.
          10. Disability. If the Executive becomes “disabled” (within the meaning of the applicable disability plan, program or arrangement of the Company, as in effect from time to time), the Executive shall be entitled to such benefits as may be provided under such plan, policy or arrangement, but shall not be entitled to any payments under Section 9(b) hereof (unless the Executive returns to active employment and becomes entitled to such payments as a result of a subsequent termination of the Executive’s active employment).
          11. Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for the Executive hereunder by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for the Executive hereunder be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise, except for amounts actually owed by the Executive to the Company as of the Date of Termination.
          12. Confidentiality; Intellectual Property; Non-Competition Requirement; etc. In recognition of the compensation to be paid to the Executive pursuant to Sections 5 and 9 of this Agreement, the Executive agrees to be bound by the provisions of this Section 12 (the “Restrictive Covenants”). The Restrictive Covenants will apply without regard to whether any termination or cessation of the Executive’s employment is initiated by the Company or the Executive, and without regard to the reason for that termination or cessation.
               (a) Confidentiality.
                    (i) The Executive acknowledges and agrees that: (A) the Executive holds a position of trust and confidence with the Company and that his employment by the Company will require that the Executive have access to and knowledge of valuable and sensitive information, material, and devices relating to the Company and/or its business, activities, products, services, customers and vendors, including, but not limited to, the following, regardless of the form in which the same is accessed, maintained or stored: the identity of the

Company’s actual and prospective customers and their representatives; prior, current or future research or development activities of the Company and/or its customers; the products and services provided or offered by the Company to customers or potential customers and the manner in which such services are performed or to be performed; the product and/or service needs of actual or prospective customers; pricing and cost information; information concerning the development, engineering, design, specifications, acquisition or disposition of products and/or services of the Company; unique and/or proprietary computer equipment, programs, software and source codes, licensing information, personnel information, vendor information, marketing plans and techniques, forecasts, and other trade secrets (“Confidential Information”); (B) the direct and indirect disclosure of any such Confidential Information would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company’s business; and (C) the engaging by the Executive in any of the activities prohibited by this Section 12(a) may constitute misappropriation and/or improper use of trade secrets in violation of the Michigan Uniform Trade Secrets Act, as well as a violation of this Agreement.
                    (ii) During the Employment Period and at all times thereafter, the Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, consultant, principal or agent of any business, or in any other capacity, publish or make known, disclose, furnish, reproduce, make available, or utilize any of the Confidential Information without the prior express written approval of an officer of the Company, other than in the proper performance of the duties contemplated herein, unless and until such Confidential Information is or shall become general public knowledge through no fault of the Executive.
                    (iii) In the event that the Executive is required by law to disclose any Confidential Information, the Executive agrees to give the Company prompt advance written notice thereof and to provide the Company with reasonable assistance in obtaining an order to protect the Confidential Information from public disclosure.
                    (iv) The failure to mark any Confidential Information as confidential shall not affect its status as Confidential Information under this Agreement.
               (b) Intellectual Property.
                    (i) The Executive hereby assigns to the Company or its designees, without further consideration and free and clear of any lien or encumbrance, the Executive’s entire right, title and interest (within the United States and all foreign jurisdictions), to any and all inventions, discoveries, improvements, developments, works of authorship, concepts, ideas, plans, specifications, software, formulas, databases, designees, processes and contributions to Confidential Information created, conceived, developed or reduced to practice by the Executive (alone or with others) during the Employment Period which (A) are related to the Company’s current or anticipated business, activities, products, or services, (B) result from any work performed by Executive for the Company, or (iii) are created, conceived, developed or reduced to practice with the use of Company property, including any and all Intellectual Property Rights (as defined below) therein (“Work Product”). Any Work Product which falls within the definition of “work made for hire”, as such term is defined in the Copyright Act (17 U.S.C. Section 101), shall be considered a “work made for hire”, the copyright in which vests initially and exclusively in the Company. The Executive waives any rights to be attributed as the author of any Work Product and any “droit morale” (moral rights) in Work Product. The Executive agrees to immediately disclose to the Company all Work Product. For purposes of this Agreement, “Intellectual Property” shall mean any patent, copyright, trademark or service mark, trade secret, or any other proprietary rights protection legally available.
                    (ii) The Executive agrees to execute and deliver any instruments or documents, and to do all other things reasonably requested by the Company in order to more fully vest the Company with all ownership rights in the Work Product. If any Work Product is deemed by the Company to be patentable or otherwise registrable, the Executive shall assist the Company (at the Company’s expense) in obtaining letters of patent or other applicable registration therein and shall execute all documents and do all things, including testifying (at the Company’s expense) necessary or appropriate to apply for, prosecute, obtain, or enforce any Intellectual Property Right relating to any Work Product. Should the Company be unable to secure the Executive’s signature on any document deemed necessary to accomplish the foregoing, whether due to the Executive’s disability or other reason, the Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as the Executive’s agent and attorney-in-fact to act for and on the Executive’s behalf and stead to take any of the actions required of Executive under the previous sentence, with the same effect as if executed and delivered by the Executive, such appointment being coupled with an interest.
               (c) Non-Competition.
                    (i) The Executive acknowledges and agrees that: (A) the Business (as defined below) is intensely competitive and conducted by the Company throughout the world; and (B) reasonable limits on the Executive’s ability to engage in activities which are competitive with the Company are warranted in order to, among other things, reasonably protect trade secrets and proprietary information of the Company and to maintain and develop the Company’s reputation, customer relationships, goodwill and overall status in the marketplace.

                    (ii) During the Employment Period and for a period of eighteen (18) months (the “Restriction Period”) following the termination of the Executive’s employment for any reason, and provided that the Company has made or is making the payments, if any, required under Section 9(b), subject to Section 9(f), the Executive shall not engage in Competition (as defined below) with the Company.
                    (iii) For purposes of this Agreement, “Competition” by the Executive shall mean the Executive’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting the Executive’s name to be used in connection with the activities of any other business or organization anywhere in the world which competes, directly or indirectly, with the Company in the Business; provided, however, it shall not be a violation of this Section 12(c) for the Executive to become the registered or beneficial owner of up to three percent (3%) of any class of the capital stock of a corporation in Competition with the Company that is registered under the Securities Exchange Act of 1934, as amended, provided that the Executive does not otherwise participate in the business of such corporation.
For purposes of this Agreement, “Business” means the creation, development, manufacture, sale, promotion and distribution of vehicle electronics, transportation components, integrated systems and modules and other electronic technology and any other material business which the Company engages in, or has taken steps (as evidenced by the amounts expended or investment by the Company or actions by the Board of Directors) to become engaged in, at the time of the Executive’s termination.
               (d) Non-Solicitation; Non-Interference. During the Employment Period and for a period of eighteen (18) months following the termination of the Executive’s employment for any reason the Executive agrees that he or she will not, directly or indirectly, for the Executive’s benefit or for the benefit of any other person, firm or entity, do any of the following:
                    (i) solicit from any customer doing business with the Company as of the Executive’s termination or within six (6) months prior to the Date of Termination, business of the same or of a similar nature to the Business;
                    (ii) solicit from any known potential customer of the Company business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to the Date of Termination;
                    (iii) solicit the employment or services of, or hire or engage, any person who was known by Executive to be employed or engaged by the Company as of the Date of Termination, or within 6 months thereof; or

                    (iv) otherwise interfere with the business or accounts of the Company, including, but not limited to, with respect to any relationship or agreement between the Company and any vendor or supplier.
               (e) Injunctive Relief; Indemnity of Company. The Executive agrees that any breach or threatened breach of subsections (a), (b), (c) or (d) of this Section 12 would result in irreparable injury and damage to the Company for which an award of money to the Company would not be an adequate remedy. The Executive therefore also agrees that in the event of said breach or any reasonable threat of breach, the Company shall be entitled to seek an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, remedies available under this Agreement and the recovery of damages. The Executive and the Company further agree that the provisions of this Section 12 are reasonable.
               (f) Definition of Company: For purposes of this Section 12, the “Company,” as used above, shall be construed to include the Company and its parent, subsidiaries and affiliates, including, without limitation, any divisions managed or supervised by the Executive.
               (g) Survival: The provisions of this Section 12 survive the termination of Executive’s employment with the Company, regardless of the reason for such termination, for the duration expressly stated in any such provision or, if no duration is stated, then indefinitely.
          13. Assignment; Successors. This Agreement and all rights hereunder are personal to the Executive and may not, unless otherwise specifically permitted herein, be assigned by the Executive. If the Executive should die while any amounts would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate. The Company will require any and all successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
          14. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive, at the Executive’s most recent address shown in the records of the Company; and
If to the Company:
Delphi Corporation
5725 Delphi Drive
Troy Michigan 48098
Attention: General Counsel
          or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
          15. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by its Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement is not intended and shall not be construed to confer any rights or remedies upon any other person or entity, other than the parties hereto.
          16. No Duplication of Benefits. Nothing in this Agreement shall be construed in a manner that would result in a duplication of benefits to the Executive.
          17. Taxes.
               (a) Any amounts payable pursuant to this Agreement shall be subject to applicable withholdings.
               (b) Notwithstanding anything in this Agreement to the contrary, to the extent required by Section 409A, payment of the amounts payable under this Agreement shall commence no earlier than the earlier of (i) the first day of the first month commencing at least six (6) months following the Executive’s separation from service with the Corporation (within the meaning of Code Section 409A) or (ii) the Executive’s date of death. During the six month waiting period, such amounts payable will accumulate without interest and be paid as soon as possible.

          18. Arbitration. In the event of any controversy, dispute or claim arising out of or related to this Agreement or Executive’s employment by the Company, the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute. If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim, it shall, except as otherwise provided for herein be finally settled by expedited arbitration conducted by a single arbitrator selected as hereinafter provided (the “Arbitrator”) in accordance with the National Rules of the American Arbitration Association (“National Rules”), subject to the following (the parties hereby agreeing that, notwithstanding the provisions of Rule 1 of the National Rules, in the event that there is a conflict between the provisions of the National Rules and the provisions of this Agreement, the provisions of this Agreement shall control):
               (a) The Arbitrator shall be determined from a list of names of five impartial arbitrators each of whom shall be an attorney experienced in arbitration matters concerning executive employment disputes, supplied by the AAA chosen by Executive and the Company each in turn striking a name from the list until one name remains (with the Company being the first to strike a name).
               (b) Each party in the arbitration shall bear one-half of the fees and expenses of the Arbitrator and each party shall bear its own legal fees and expenses incurred in connection with such arbitration.
               (c) The Arbitrator shall determine whether and to what extent any party shall be entitled to damages under this Agreement; provided that no party shall be entitled to punitive or consequential damages (including, in the case of the Company, any claim for alleged lost profits or other damages that would have been avoided had Executive remained an employee), and each party waives all such rights, if any.
               (d) The Arbitrator shall not have the power to add to nor modify any of the terms or conditions of this Agreement. The Arbitrator’s decision shall not go beyond what is necessary for the interpretation and application of the provision(s) of this Agreement in respect of the issue before the Arbitrator. The Arbitrator shall not substitute his or her judgment for that of the parties in the exercise of rights granted or retained by this Agreement. The Arbitrator’s award or other permitted remedy, if any, and the decision shall be based upon the issue as drafted and submitted by the respective parties and the relevant and competent evidence adduced at the hearing.
               (e) The Arbitrator shall have the authority to award any remedy or relief (including provisional remedies and relief) that a court of competent jurisdiction could order or grant. The Arbitrator’s written decision shall be rendered within sixty days of the closing of the hearing. The decision reached by the Arbitrator shall be final and binding upon the parties as to the matter in dispute. To the extent that the relief or remedy granted by the Arbitrator is relief or remedy on which a court could enter judgment, a judgment upon the award rendered by the Arbitrator shall be entered in any court having jurisdiction thereof (unless in the case of an award of damages, the full amount of the award is paid within 10 days of its determination by the Arbitrator).

Otherwise, the award shall be binding on the parties in connection with their continuing performances of this Agreement and, in any subsequent arbitral or judicial proceedings between the parties.
               (f) The arbitration shall take place in Detroit, Michigan.
               (g) The arbitration and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and in any court proceeding relating to the arbitration, and for no other purpose, and shall be deemed to be information subject to the confidentiality provisions of this Agreement.
               (h) The parties shall continue performing their respective obligations under this Agreement notwithstanding the existence of a dispute while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.
               (i) The parties may obtain a pre-hearing exchange of information including depositions, interrogatories, production of documents, exchange of summaries of testimony or exchange of statements of position, and the Arbitrator shall limit such disclosure to avoid unnecessary burden to the parties and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the dispute. At any oral hearing of evidence in connection with an arbitration proceeding, each party and its counsel shall have the right to examine its witness and to cross-examine the witnesses of the other party. No testimony of any witness, or any evidence, shall be introduced by affidavit, except as the parties otherwise agree in writing.
          19. Directors and Officers Liability Coverage; Indemnification. Executive shall be entitled to coverage under such directors and officers liability insurance policies maintained from time to time by the Company or any subsidiary, or any indemnification agreements entered into by the Company or any subsidiary with its directors or similarly situated executives, for the benefit of its directors and officers. The Company shall indemnify and hold Executive harmless, to the fullest extent permitted by the laws of the State of Delaware, from and against all costs, charges and expenses (including reasonable attorneys’ fees), and shall provide for the advancement of reasonable attorneys’ fees and expenses incurred or sustained in connection with any action, suit or proceeding to which the Executive or his legal representatives may be made a party by reason of the Executive’s being or having been a director, officer or employee of the Company, any subsidiary, or any of their respective affiliates or employee benefit plans. Executive’s request for advancement of reasonable attorneys’ fees and expenses pursuant to the preceding sentence shall be subject to the Company’s receipt of documentation therefor that is reasonably acceptable to the Board and include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that Executive is not entitled to be indemnified against such fees and expenses. The provisions of this Section 19 shall not be deemed exclusive of any other rights to which the Executive seeking indemnification may have under any by-law, agreement, vote of stockholders or directors, or otherwise. The provisions of this Section 19 shall survive the termination of Executive’s employment or service as a director for any reason.
          20. Validity; Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, without limiting the generality of the foregoing, if any one or more of the provisions contained in this agreement shall be held to be unreasonable or unenforceable in any respect, including excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.
          21. Governing Law; Consent to Jurisdiction. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan, without regard to its conflicts of law principles. The parties hereby irrevocably consent and submit to the jurisdiction of the federal and state courts located within the state of Michigan in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement.
          22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
          23. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, understandings, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled including but not limited to the Employment Agreement entered into between the Company and the Executive dated as of October 5, 2005, as amended; provided, however, that this Agreement shall not supersede the Change in Control Agreement entered into with the Company on [     ], 2008; and provided further that if the Executive becomes entitled to payments and benefits under the Change in Control Agreement as a result of his termination of employment, he shall not be entitled to receive any payments or benefits under Section 9(b) of this Agreement. Except as noted above, the compensation and benefits payable to the Executive under Section 9 of this Agreement shall be in lieu of any other severance benefits to which the Executive may otherwise be entitled upon the Executive’s termination of employment under any severance plan, program, policy or arrangement of the Company or any of its subsidiaries or affiliates.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date below.

Delphi Corporation
By:
Name:
Title:

Date:

Rodney O’Neal

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